Exhibit 10.2

EXECUTION VERSION

SHAREHOLDER AND INVESTOR RIGHTS AGREEMENT

SHAREHOLDER AND INVESTOR RIGHTS AGREEMENT, dated as of December 23, 2014, by and among Lime Energy Co., a Delaware corporation (the “Company”), Bison Capital Partners IV, L.P., a Delaware limited partnership or its permitted assigns (“Purchaser”), and the Existing Shareholders (as defined below).

WITNESSETH

WHEREAS, the Company and Purchaser are parties to that certain Securities Purchase Agreement dated as of even date herewith (the “Purchase Agreement”) pursuant to which the Company has agreed to sell, and Purchaser has agreed to purchase, shares of the Series C Preferred Stock of the Company (the “Securities”), on the terms and subject to the conditions thereof;

WHEREAS, Purchaser’s obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, effective as of the date hereof (after giving effect to the transactions contemplated by the Purchase Agreement and the other Transaction Documents), the capitalization of the Company is as set forth on Exhibit A hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1                               Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Without limiting the foregoing, the Company’s directors and officers shall be deemed Affiliates of the Company.

“Agreement” shall mean this Agreement, as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof.

“Alternative Redemption” shall have the meaning set forth in Section 7.5(a).

“Alternative Redemption Date” shall have the meaning set forth in Section 7.5(b).

“Alternative Redemption Notice” shall have the meaning set forth in Section 7.5(b).

“Alternative Redemption Price” shall have the meaning set forth in Section 7.5(a).

“Alternative Redemption Payment” shall have the meaning set forth in Section 7.5(d).

“Anniversary Date” shall have the meaning set forth in Section 7.1.

“Audit Committee” means the audit committee of the Board of Directors, maintained by the Board of Directors in accordance with NASDAQ Marketplace Rules.

“Average Daily Trading Volume” means, as of any date of determination, the average daily trading volume of the Common Stock for the sixty (60) consecutive Trading Days immediately preceding such date.

“Beneficial Ownership” by a Person of any securities means ownership of such securities in respect of which such Person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York, New York, are authorized or required by law or executive order to close.

“Certificate of Designation” shall mean the Certificate of Designation of the Company, dated the date hereof.

“Change of Control” shall mean (i) any sale, merger, consolidation, share exchange, business combination, equity issuance or other transaction or series of related transactions which result in the stockholders immediately prior to the transaction(s) owning collectively less than 50% of the voting control immediately following the transaction(s) or (ii) any sale, lease, exchange, transfer or other disposition of substantially all of the assets, taken as a whole, in a single transaction or series of transactions, excluding sales in the ordinary course of business.

“Compensation Committee” shall have the meaning set forth in Section 5.1(d).

“Common Stock” shall mean the common stock, par value $0.0001, of the Company.

“Common Stock Beneficially Owned” by a Person means the number of shares of Common Stock that such Person owns plus the number of shares of Common Stock which such Person would acquire upon the exercise of all securities owned by such Person that are convertible into, or exercisable or exchangeable for shares of Common Stock.  Without limiting the foregoing, the Common Stock Beneficially Owned by Purchaser shall be deemed to include the maximum number of shares of Common Stock that could be issued to them on any conversion of the Securities held by them at such time for Common Stock pursuant to the Certificate of Designation of the Company dated as of the date hereof.

“Common Stock Redemption Price” shall have the meaning set forth in Section 7.5(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Shareholders” shall mean Richard Kiphart, an individual, and The John Thomas Hurvis Revocable Trust dated March 8, 2002 and each of their Affiliates and assigns.

“Independent Director” means a member of the Board of Directors who is both (i) “independent” within the meaning of that term used in Rule 5605(a)(2) of the NASDAQ Marketplace Rules (including the NASDAQ interpretive materials related thereto) or any successor rule thereto and (ii) independent for purposes of serving on a compensation committee of the Board of Directors pursuant to Rule 5605(d)(2)(A) (including the NASDAQ interpretive materials related thereto) or any successor rule thereto.

“Liquid Sale” shall have the meaning set forth in Section 7.5(a).

“Liquid Shares” shall have the meaning set forth in Section 7.5(a).

“Major Shareholders” shall mean the Existing Shareholders and Purchaser.

“New Securities” shall have the meaning set forth in Section 2.4.

“Nominating Committee” shall have the meaning set forth in Section 5.1(a).

“Notice of Sale” shall have the meaning set forth in Section 7.1.

“Offer Notice” shall have the meaning set forth in Section 2.1.

“Person” shall mean and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Preferred Director(s)” shall mean the member of the Board of Directors of the Company appointed by Purchaser or its assigns and any additional members of the Board of

Directors of the Company that Purchaser shall have the right to appoint from time to time, pursuant to this Agreement and the Certificate of Designation.

“Proceedings” shall have the meaning set forth in Section 9.13.

“Purchaser Designee” shall have the meaning set forth in Section 5.1(a).

“Purchaser Director” shall have the meaning set forth in Section 5.1(a).

“Purchaser Observer” shall have the meaning set forth in Section 5.4.

“Purchaser Support Agreement” shall have the meaning set forth in Section 7.5(a).

“Qualified Compensation Director” means a member of the Board of Directors who is (i) a “Non-Employee Director” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act and (ii) an “outside director” as defined in Treasury Regulations Section 1.162-27(e)(3)(i).

“Related Person” of a Person shall mean (i) any Person that owns no less than a ten percent (10%) equity interest in such other Person or in an Affiliate of such other Person or (ii) any director, officer, manager or employee of such other Person or of such other Person’s Affiliates or Related Persons.

“Rights Offering” means the issuance by the Company to existing holders of the Company’s Common Stock of rights to buy, within a fixed time period, a proportional number of newly issued shares of the Company’s capital stock.

“Sale” shall have the meaning set forth in Section 7.2.

“Sale Outside Date” shall have the meaning set forth in Section 7.5.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Standstill Period” shall have the meaning set forth in Section 6.1.

“Subsidiary” shall mean any corporation, association, trust or other business entity of which the designated parent shall at any time own, directly or indirectly through a Subsidiary or Subsidiaries, at least a majority (by number of votes) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or persons holding similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

“Support Agreement” shall have the meaning set forth in Section 7.6.

“Term” shall have the meaning set forth in Section 9.1.

“Trading Day” means any day on which the Common Stock is traded on The NASDAQ Stock Market, or, if The NASDAQ Stock Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

“Trading Market” means any of the New York Stock Exchange, the NYSE AMEX, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the OTCBB or any other market on which the Common Shares are listed or quoted for trading on the date in question.

“Transaction Documents” shall mean this Agreement, the Purchase Agreement, the Registration Rights Agreement, the Voting Agreement and the other documents, certificates or instruments entered into in connection therewith.

“Voting Agreement” shall mean that Voting Agreement dated as of even date herewith among the Company, Purchaser and the Existing Shareholders.

“Voting Securities” shall mean shares of any class of capital stock of the Company that are entitled to vote generally in the election of directors, and any security that is convertible or exchangeable into such shares.

1.2                               Purchase Agreement Definitions. Terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

1.3                               General Construction.

(a)                                       Unless the context clearly requires otherwise, the plural includes the singular, the singular includes the plural, the part includes the whole, “including” is not limiting, and “or” has the inclusive meaning of the phrase “and/or”.  The words “hereof”, “herein”, “hereunder” and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement.  Article, section, subsection and clause references are to this Agreement, unless otherwise specified.  Any reference in this Agreement includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

(b)                                       Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties, and each has had the opportunity to have the Agreement reviewed by its counsel.  Accordingly, this Agreement shall be construed and interpreted in a fair and impartial manner according to the ordinary meaning of the words used so as to accomplish the stated purposes and intentions of all parties hereto.

(c)                                        Wherever in this Agreement there is a reference to a specific number of shares of a class or series of capital stock or an option exercise price then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares or option exercise price so referenced in this Agreement will automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding shares of such class or series of stock.

(d)                                       All shares held or acquired by Affiliates and Related Persons of a Major Shareholder will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

ARTICLE 2

PARTICIPATION RIGHTS

2.1                               General.  On the terms and subject to the conditions specified in this Article 2, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to Purchaser in accordance with the following provisions of this ARTICLE 2; provided however that the filing of a Form S-3 Registration Statement pursuant to the Securities Act shall not in and of itself constitute a proposal by the Company to offer or sell any New Securities for the purposes of this Article 2 unless and until such time as the Company specifically proposes to offer and sell any New Securities pursuant to such registration statement.

2.2                               Notice of Offering.  The Company shall deliver a written notice (the “Offer Notice”) to Purchaser stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, (iii) the price and terms upon which it proposes to offer such New Securities, and (iv) the date on which the offering is scheduled to close.

2.3                               Notification of Exercise.  By written notification received by the Company within thirty (30) days after delivery of the Offer Notice, Purchaser may elect to purchase, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock Beneficially Owned by Purchaser on the date of the Offer Notice bears to the total number of shares of Common Stock Outstanding on a Fully-Diluted Basis (as defined in the Certificate of Designation) on such date.  In the event that New Securities are sold at different prices in the offering, Purchaser shall pay, per share, the weighted average of the prices in the offering.

2.4                               Refused Securities.  The Company may sell any New Securities not subscribed for by Purchaser in accordance with Sections 2.2 and 2.3 to any Person or Persons at a price not less, and upon terms no more favorable to the offeree, than those specified in the Offer Notice.  To the extent such New Securities are not sold prior to the scheduled closing of the offering, such New Securities shall not be offered unless first reoffered to Purchaser in accordance with this ARTICLE 2.

2.5                               New Securities.  As used herein, “New Securities” mean any of the Company’s capital stock (whether now authorized or not), rights, options or warrants to purchase such capital stock and securities of any type whatsoever that are, or may become, convertible into or exercisable or exchangeable into such capital stock; but shall not include:

(a)                                       shares of Common Stock, evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock or rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or securities convertible into Common Stock issued to employees or directors of, or consultants to, the Company and its Subsidiaries pursuant to a plan, agreement or arrangement duly approved by the Board of Directors or a committee thereof;

(b)                                       the issuance of securities to Purchaser or its assigns pursuant to the Transaction Documents;

(c)                                        the issuance of securities pursuant to the conversion, exercise or exchange of convertible, exercisable or exchangeable securities (i) outstanding on the date hereof as set forth in Schedule 5.3(b) to the Purchase Agreement, or (ii) which have been issued after the date hereof where notice of such issuance has been provided to the Purchaser in accordance with Section 2.1;

(d)                                       securities issued in connection with any stock split or stock dividend; or

(e)                                        Exempted Securities (as defined in the Certificate of Designation).

2.6                               To the extent that the Company has a Rights Offering or an offer that is made generally available to holders of Common Stock as a result of their ownership of Common Stock, the Company shall offer to Purchaser the same rights with respect to Purchaser’s Preferred Stock as Purchaser would have had Purchaser converted its Preferred Stock to Common Stock on the record date for the issuance of such right.

ARTICLE 3

PROTECTIVE PROVISIONS

During the Term, the Company shall comply, and shall cause of each of its Subsidiaries to comply, with each of the provisions contained in this ARTICLE 3.

3.1                               Incurrence of Indebtedness.  Without the prior written consent of Purchaser, other than Permitted Indebtedness (as defined in the Purchase Agreement), none of the Company or any of its Subsidiaries shall enter into, create, incur, assume or guarantee borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its Property or assets now owned or hereafter acquired or any interest therein or any income of profits therefrom.

3.2                               No Change to Business.  Without the prior written approval of Purchaser, none of the Company or any of its Subsidiaries shall (i) enter into or engage in any business, either directly or indirectly, except for those lines of business in which the Company or its Subsidiaries are engaged on the date hereof or that are reasonably related and ancillary thereto or (ii) take any action designed or intended to impair or limit in any material respect the ability of the Company or its Subsidiaries to conduct its business in the ordinary course consistent with past practice.

3.3                               Commitment or Agreement.  Neither the Company nor its Subsidiaries shall enter into, or commit to enter into, any arrangement, agreement or understanding that would result in a breach or violation of any of the covenants set forth in this ARTICLE 3.

ARTICLE 4

INFORMATIONAL COVENANTS

4.1                               Documents furnished to the Board of Directors or Existing Shareholders.  The Company shall furnish or cause to be furnished to Purchaser all items and documents furnished to (a) the Company’s Board of Directors or (b) any Existing Shareholder (in such capacity), promptly after delivery thereof; provided that Purchaser (or an affiliate thereof) is, at the time of delivery thereof, with respect to the foregoing clause (a), entitled to designate at least one director to the Company’s Board of Directors pursuant to the terms of the Transaction Documents or, with respect to the foregoing clause (b), the beneficial and record owner of fifty percent (50%) of the shares of Preferred Stock (or Common Stock convertible therefrom) owned by Purchaser (or an affiliate thereof) as of the Closing Date.

4.2                               Financial Information.

(a)                                 Budgets  No later than forty-five (45) days prior to the end of each fiscal year, the Company shall deliver to Purchaser a draft budget (including balance sheet and income statement) relative to the Company and its Subsidiaries, prepared on a consolidated month by month basis, for the succeeding fiscal year.  No later than one hundred twenty (120) days after the end of each fiscal year, the Company shall deliver to Purchaser a final budget (including balance sheet and income statement) relative to the Company and its Subsidiaries, prepared on a consolidated and consolidating and month-by-month basis, for the then current fiscal year.

(b)                                 Quarterly/Annual Financial Information.  Within forty-five (45) days after the end of each of the first three fiscal quarters of the Company’s fiscal year (or such shorter period as the SEC shall require from time to time with respect to the filing by a reporting company of a Quarterly Report on Form 10-Q), and within ninety (90) days after the end of the fourth fiscal quarter of the Company’s fiscal year (or such shorter period as the SEC shall require from time to time with respect to the filing by a reporting company of Form 10-K annual reports), the Company shall deliver to Purchaser a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the projections covering such periods and to the comparable periods of the previous year.  The information required by this clause (B) shall be deemed adequately and timely provided so long as contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained within the Company’s annual or quarterly report, as the case may be, so long as the same is timely filed as provided under the rules of the Exchange Act.

(c)                                  Monthly Financial Information.  No later than forty-five (45) days after the end of each calendar month, the Company shall deliver to Purchaser unaudited monthly financial statements of the Company and its Subsidiaries, prepared on a consolidated basis, consisting of a balance sheet and statements of income and cash flows as of the end of the immediately preceding calendar month.  All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (with the exception of the omission of notes to financial statements).

ARTICLE 5

BOARD OF DIRECTORS

5.1                               Nomination of Directors.  From and after the date that the holders of the Securities are no longer entitled to elect at least one Preferred Director to the Board of Directors pursuant to the Certificate of Designation, the following provisions apply:

(a)                                 For so long as Purchaser has Beneficial Ownership of at least five percent (5%) of the outstanding shares of Voting Stock, Purchaser shall have the right to designate such number of the authorized number of directors to the Board of Directors consistent with the voting power held by Purchaser on the date hereof, calculated as a percentage of the overall votes entitled to be cast in the election of directors, rounded to the nearest whole number, and the Company, acting through the committee of the Board of Directors with authority to select or recommend director nominees for the Board’s selection (the “Nominating Committee”), and, as necessary, the Board of Directors, shall cause such individual or individuals (each, a “Purchaser Designee” and together with the Preferred Directors, “Purchaser Directors”) to be nominated for election or appointment to the Board of Directors as set forth below; provided, that the Nominating Committee’s obligations under this Agreement are subject to the requirements of the committee members’ fiduciary duties as directors and Delaware General Corporation Law. At each meeting of the Company’s stockholders at which the directors of the Company are to be elected and, if the Board of Directors is classified at the time of such election, at which the class of directors of which the Purchaser Designee is a member, the Board of Directors agrees to recommend that the stockholders elect to the Board of Directors each Purchaser Designee nominated for election at such meeting in accordance with the provisions of Section 5.1(a), subject to the directors’ fiduciary duties as directors and the Delaware General Corporation Law.

(b)                                 At any time at which a vacancy shall be created on the Board of Directors as a result of the death, disability, retirement, resignation, removal or otherwise of a Purchaser Designee, Purchaser shall then have, as a result thereof, the right to designate a replacement person for nomination for election to the Board of Directors, as specified in Section 5.1(a) and subject to the limitations thereof.  Purchaser shall have the right to designate for appointment by the remaining directors under the Bylaws of the Company an individual to fill such vacancy and serve as a director.  In connection with the foregoing, Purchaser agrees to provide information to the Nominating Committee as is necessary to determine that such individual will qualify to serve as a director of the Company under any applicable law, rule or regulation as well as under the terms of this Agreement.

(c)                                  Each Existing Shareholder agrees to vote, or cause to be voted, all Voting Securities owned by such Existing Shareholder, or over which such Existing Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the Purchaser Designee shall be elected to the Board.

(d)                                 For so long as either (i) the holders of the Securities are entitled to elect at least one Preferred Director or (ii) Purchaser has the right to designate at least one Purchaser Designee, the Board of Directors shall maintain a compensation committee in accordance with NASDAQ Marketplace Rules (the “Compensation Committee”) that shall consist of at least (x) two or more Independent Directors (at least two of which are Qualified Compensation Directors) and (ii) one or more Purchaser Directors who are Independent Directors (unless no Purchaser Directors are Independent Directors).

(e)                                  For so long as either (i) the holders of the Securities are entitled to elect at least one Preferred Director or (ii) Purchaser has the right to designate at least one Purchaser Designee, if the Board of Directors shall establish or maintain any committee (excluding the Nominating Committee, Compensation Committee and Audit Committee and any committees performing solely functions typically performed by one or more of the Nominating Committee, Compensation Committee or Audit Committee), then at least one Purchaser Director shall have the right to be a member of such committee.

5.2                               Removal and Replacement.  For all Purchaser Directors:

(f)                                   In the event that Purchaser shall determine to remove from office a then Purchaser Director, the Company shall take all actions necessary and appropriate to cause such removal to be effected promptly.

(g)                                  In the event of removal, resignation, incapacity or death of a then Purchaser Director, the Company shall take all actions necessary and appropriate to cause the successor Purchaser Director to be elected or appointed as a director.

(h)                                 The Existing Shareholders shall not vote their Voting Securities to remove any director in contravention of any provision of this Agreement; provided that, this Section 5.2(c) shall not limit the Existing Shareholders’ ability to vote to remove a Preferred Director for cause as provided in clause (ii) of the last sentence of Section 5.2.1 of the Certificate of Designation.

5.3                               No Liability for Election of Purchaser Directors.  None of the Company, Purchaser nor the Existing Shareholders, nor any officer, director, stockholder, partner, employee or agent of such party, makes any representation or warranty as to the fitness or competence of the Purchaser Directors to serve as a director by virtue of such party’s execution of this Agreement, by the act of such party in voting for the Purchaser Director pursuant to this Agreement or otherwise.

5.4                               Board Observer Right. Notwithstanding any other provision of this Agreement, the Company shall also permit one (1) additional representative of Purchaser (the

“Purchaser Observer”), to attend all meetings of the Board of Directors (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to the Purchaser Observer, concurrently with the members of the Board of Directors, and in the same manner, notice of such meeting and a copy of all materials provided to such members. Notwithstanding any other provision of this Agreement, the Company may exclude the Purchaser Observer from access to any portion of any materials or meeting of the Board of Directors if the chairman of the Board of Directors determines in good faith that such exclusion is necessary to (a) preserve the attorney-client privilege with respect thereto, or (b) avoid a conflict of interest.

5.5                               Purchaser Designee and Observer Obligations. Each Purchaser Director shall, and Purchaser shall use reasonable efforts to cause each Purchaser Director to, observe and abide by all rules and policies of the Board of Directors applicable to all directors on the Board of Directors generally.

5.6                               Manner of Voting.  Subject to applicable law, the voting of interests pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

ARTICLE 6

STANDSTILL

6.1                               General.  Purchaser covenants to and agrees with the Company that, without the Company’s prior written consent, Purchaser will not (and will not assist, advise, act in concert or participate with or encourage others to), directly or indirectly, through its affiliates or otherwise, after the Closing Date (the “Standstill Period”):

(a)                                       acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any additional shares of Common Stock, direct or indirect rights to acquire shares of Common Stock or Beneficial Ownership of any of the foregoing; provided that, for the avoidance of doubt, any increase in number of shares of Common Stock acquired by Purchaser in accordance with the Transaction Documents shall not be deemed to be a violation of this Section 6.1;

(b)                                       make any public announcement with respect to, or submit a proposal for, any transaction involving the acquisition of all or any part of the Company, its equity securities, assets or Change of Control of the Company or any of its securities or assets (including, for the avoidance of doubt, a tender offer or the acquisition of all or substantially all of the assets of the Company and its Subsidiaries); provided that, the foregoing shall not prohibit Purchaser from submitting a proposal to the Chief Executive Officer or Chief Financial Officer of the Company on a confidential basis so long as such proposal would not require the making of any public announcement by the Company or otherwise require the public disclosure thereof; provided further, that, if Purchaser engages in substantive discussions with third parties with respect to the foregoing, Purchaser shall inform the Company of such discussions promptly after the occurrence thereof;

(c)                                        seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company by way of any public communication or communication, directly or with any Person other than the Company, or make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any Voting Securities or become a “participant” in any “election contest” (as such terms are defined and used in Rule 14a-11 under the Exchange Act) with respect to Voting Securities; provided, however, that nothing in this clause (c) shall prevent the Purchaser or its Affiliates from (x) voting in any manner any Voting Securities over which Purchaser or such Affiliates has Beneficial Ownership or (y) communicating privately with stockholders of the Company to the extent such communication does not constitute a “solicitation” or “proxies” as such terms are defined or used in Regulation 14A under the Exchange Act; provided, further, that if Purchaser engages in substantive communications with stockholders of the Company pursuant to the foregoing clause (y), Purchaser shall inform the Company of such communications promptly after the occurrence thereof.

(d)                                       For purposes of this Section 6.1, the following will be deemed to be, without limitation, an acquisition of Beneficial Ownership of shares of Common Stock: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to shares of Common Stock within the meaning of Section 16 of the Exchange Act and (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of shares of Common Stock, whether such transaction is to be settled by delivery of such shares, in cash or otherwise.

6.2                               Limitations.

(a)                                 Section 6.1 shall not apply with respect to any actions that are not in respect of the Securities by (i) any Person who holds or acquires Voting Securities as, or by or through, investment funds, managed funds, managed accounts or other pooled investment vehicles in which Purchaser or its Affiliates, directly or indirectly, has invested or may invest and that are managed by third parties or (ii) any direct or indirect portfolio company of the Purchaser or its Affiliates or any trading group of Purchaser or its Affiliates so long as in each of clauses (i) and (ii), Purchaser has not disclosed to such Affiliate any confidential information regarding the Company obtained in its capacity as Purchaser, including, through its right to appoint a Preferred Director or through any board observation rights (it being understood and agreed that confidential information regarding the Company will presumptively not be deemed to have been shared if such Person is restricted from accessing such information through compliance with standard practices and procedures restricting the flow of information from Purchaser to such Affiliate), and Purchaser has not otherwise sought to influence such Person, portfolio company or trading group to take any action Purchaser may not take under Section 6.1.  In addition, the provisions of Section 6.1 shall not prohibit Purchaser from engaging in ordinary course index-replicating activities, provided that Purchaser’s traders effecting such trades have not been provided by Purchaser with confidential information regarding the Company obtained in its capacity as Purchaser.

(b)                                       For the avoidance of doubt, the provisions of Section 6.1 are not intended to be construed to impose any limit on any action taken by any Purchaser Director in his or her capacity as a director of the Company or upon any confidential communication by such Purchaser Director with the Company or the Board of Directors in his or her capacity as a member of the Board of Directors.

(c)                                        Nothing in Section 6.1 shall prevent Purchaser or its Affiliates from voting any of its Voting Securities to the extent such securities have voting rights, with respect to any matter submitted to the stockholders of the Company for approval.

(d)                                       Nothing in Section 6.1 shall prevent Purchaser or its Affiliates from acquiring any Common Stock or direct or indirect rights to acquires shares of Common Stock solely as a result of the Purchaser holding Preferred Stock or Common Stock at a time when the Company effects any subdivision, split, reverse split, stock dividend, combination, reclassification or similar event with respect to such Preferred Stock or Common Stock

(e)                                        Nothing in Section 6.1 shall prevent Purchaser’s Affiliates from acquiring from the Company any Plan Securities (as defined in the Purchase Agreement).

(f)                                         Section 6.1(a) shall not apply to any acquisition of Common Stock or direct or indirect rights to acquires shares of Common Stock pursuant to ARTICLE 2.

(g)                                        Nothing in Section 6.1 shall restrict Purchaser from voting against any proposal of a third party regarding a merger or other business combination, or opposing publicly or privately any tender or exchange offer, regardless of whether such proposal or offer is supported by the Board.

(h)                                       The restrictions set forth in Section 6.1(a) and Section 6.1(b) shall be suspended during the time following the Company entering into a definitive agreement with respect to, or publicly announcing that it plans to enter into, a transaction involving all or a controlling portion of the Company’s equity securities or all or substantially all of the Company’s assets (whether by purchase, tender or exchange offer, merger or other business combination or in any other manner), but shall be resumed if such definitive agreement is terminated prior to consummation or if the Company publicly announces that it no longer plans to enter into a transaction described above.

6.3                               Termination of Standstill.  The Standstill Period shall immediately terminate and expire upon:

(a)                                       any sale of more than 50% of the assets of the Company and its Subsidiaries, taken as a whole; or

(b)                                       any merger, consolidation or other business combination involving the Company or any of its Subsidiaries and a third party, or any privatization transaction by the Company other than any such transaction where (i) the holders of equity securities of the Company outstanding immediately prior to such transaction continue to hold a majority of the equity securities of the surviving or resulting company or its ultimate parent immediately after giving effect to the transaction, and (ii) does not otherwise involve either (A) any sale of more than 50% of the assets of the Company and its Subsidiaries, taken as a whole or (B) a transaction where no Person (other than Purchaser or the Existing Shareholders) after such transaction will beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) more than 10% of any class of outstanding equity securities of the Company.

ARTICLE 7

COMPANY SALE

7.1                               If, on the fifth (5th) anniversary of the date hereof or any succeeding anniversary of the date hereof (the “Anniversary Date”), if ten percent (10%) of the Average Daily Trading Volume of the Company’s Common Stock is less than (i) the number of shares of Common Stock Beneficially Owned by Purchaser divided by (ii) 240, then Purchaser may elect to deliver to the Company a notice stating that Purchaser desires that the Company be sold (a “Notice of Sale”); provided that, the Notice of Sale must be given by the seventieth (70th) day following the applicable Anniversary Date.

7.2                               Upon receipt of a Notice of Sale, the Company shall actively take steps to engage a qualified investment bank reasonably acceptable to Purchaser to effect the sale of the Company and/or its assets (the “Sale”) and if the Company shall fail to engage such an investment bank within sixty (60) days of the receipt of the Notice of Sale, then Purchaser may engage an independent, unaffiliated investment bank on behalf of the Company to advise the Company and assist it to effect a Sale.  The Company shall proceed with reasonable diligence to effect the Sale with the investment bank so engaged.

7.3                               Subject to the terms of the Support Agreement, each Existing Shareholder shall vote to approve the Sale (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such meeting of stockholders of the Company) that may be required so that with respect to a stockholder vote to approve a Sale, all Voting Securities held by such Existing Shareholder are voted to approve the Sale. Each Existing Stockholder further agrees not to take any other actions as a stockholder of the Company that is intended to, or is reasonably likely to, directly or indirectly, circumvent, avoid or nullify the voting arrangements required by this Section 7.3.

7.4                               Subject to the terms of the Support Agreement, if any Sale shall be consummated pursuant to a tender offer for issued and outstanding shares of Common Stock of the Company, each Existing Shareholder agrees to tender their shares of Common Stock Beneficially Owned, or cause such shares to be tendered, into the tender offer.  Each Existing Shareholder shall not withdraw any shares of Common Stock Beneficially Owned so tendered, or cause such shares to be withdrawn, from the tender offer at any time.

7.5                               Alternative Redemption Right.

(a)                                 If a Sale shall not occur within nine (9) months of receipt of the Notice of Sale (the “Sale Outside Date”), then Purchaser shall have a right that is in addition to (and not a replacement of) the redemption rights set forth in the Certificate of Designation, to require the Company to purchase all or any portion of its Preferred Stock or its Common Stock into which the Preferred Stock has converted (an “Alternative Redemption”) for a per share price equal to (i) in the case of Common Stock into which the Preferred Stock has converted, the average closing price of the Common Stock reported on the Trading Market for the sixty (60) Trading Days immediately preceding the date of the Alternative Redemption Notice) (the “Common Stock Redemption Price”); and (ii) in the case of Preferred Stock, the Common Stock

Redemption Price multiplied by the number of shares of Common Stock into which a share of Preferred Stock is convertible on the date of the Alternative Redemption Notice; provided, however, if (A) the Board of Directors has approved a Sale, the consummation of which would result in the receipt of solely cash or Liquid Shares (as defined below) or a combination thereof by Purchaser for its shares of Preferred Stock or Common Stock into which the Preferred Stock has converted (a “Liquid Sale”), and (B) Purchaser has not promptly thereafter executed a support agreement (which shall be in a form reasonably acceptable to Purchaser and the Company) to the effect that Purchaser will participate in, and reasonably cooperate in effecting, such Sale (a “Purchaser Support Agreement”), then the price for the Alternative Redemption (to the extent it becomes available) shall be (x) in the case of Preferred Stock, the Redemption Price set forth in the Certificate of Designation as of the Alternative Redemption Date multiplied by the number of shares of Preferred Stock subject to the Alternative Redemption; and (y) in the case of Common Stock into which the Preferred Stock has converted, the number of shares of Preferred Stock that were converted into such shares of Common Stock multiplied by the Redemption Price set forth in the Certificate of Designation as of the Alternative Redemption Date (the total amount payable upon Alternative Redemption, whether or not pursuant to this proviso, the “Alternative Redemption Price”).  Securities of the potential acquirer shall constitute “Liquid Shares” if such securities are “covered securities” under Section 18(b)(1) of the Securities Act, and as of any date of determination, ten percent (10%) of the average daily trading volume of such shares for the sixty (60) consecutive Trading Days immediately preceding such date would be greater than (1) the number of Liquid Shares that Purchaser would receive in the Sale divided by (2) 240.

(b)                                 Purchaser shall send written notice of the exercise of any such Alternative Redemption pursuant hereto (the “Alternative Redemption Notice”) to the Company not less than thirty (30) days prior to the effective date of the Alternative Redemption (the “Alternative Redemption Date”); provided that, in order to effect an Alternative Redemption that satisfies all of the following conditions, Purchaser must (i) provide the Alternative Redemption Notice in respect of all (but not less than all) of its Preferred Stock and its Common Stock into which the Preferred Stock has converted and (ii) provide the Alternative Redemption Notice to the Company by such earlier time (which shall not be earlier than ten (10) days following the date the Board of Directors has approved the Liquid Sale) as may be reasonably necessary to permit the Company to consummate the Liquid Sale; (A) the Board of Directors has approved a Liquid Sale, (B) Purchaser has not promptly thereafter executed a Purchaser Support Agreement in respect of such Liquid Sale, and (C) the Alternative Redemption Date may occur prior to the consummation or earlier termination of a Liquid Sale.  Each Alternative Redemption Notice shall state (i) the number of shares of Preferred Stock or Common Stock into which the Preferred Stock has converted held by the Purchaser that the Company shall redeem on the Alternative Redemption Date specified in the Alternative Redemption Notice and (ii) the Alternative Redemption Date and the Alternative Redemption Price, and shall include the certificate or certificates representing such shares of Preferred Stock or Common Stock into which the Preferred Stock has converted to be redeemed (or, if Purchaser alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company (including a bond if required by the Company’s transfer agent) to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate).  Within five (5) days of receipt of the Alternative Redemption Notice, the Company shall send written notice to Purchaser designating the manner and the place in which the Purchaser shall surrender its certificate or certificates representing the shares of Preferred Stock or Common Stock into which the Preferred Stock has converted to be redeemed.

(c)                                        In the event less than all of the shares of Preferred Stock or Common Stock into which the Preferred Stock has converted represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock or Common Stock, as applicable, shall promptly be issued to the Purchaser.

(d)                                       If the Company fails to make the Alternative Redemption Payment by the Alternative Redemption Date for any reason, then, beginning with the Alternative Redemption Date, the Company shall be liable for liquidated damages (which shall not be deemed a penalty) at the rate of 15% per annum on the amount unpaid, measured from the Alternative Redemption Date until the date paid, which rate shall increase by an additional 1% per annum on each three-month anniversary of the Alternative Redemption Date thereafter, and which liquidated damages shall be added to the Alternative Redemption Payment and compounded on each June [23] and December [23], with such 1% increases and compounding continuing until such time as the Company makes the Alternative Redemption Payment and all associated liquidated damages.  Notwithstanding the foregoing, the rate of liquidated damages shall not exceed the maximum rate permitted by law. Purchaser shall continue to have all rights associated with the Preferred Stock or Common Stock into which the Preferred Stock has converted until the later of the Alternative Redemption Date or Alternative Redemption Payment.

7.6                               To effectuate Section 7.3 and Section 7.4, the Existing Shareholders hereby agree to execute a Support Agreement in the form attached hereto as Exhibit B (the “Support Agreement”).

ARTICLE 8

REPRESENTATIONS AND
WARRANTIES

Each party represents and warrants to each other party as follows:

8.1                               Due Organization.  If such party is an entity, it is duly organized and existing in good standing under the laws of the jurisdiction of its organization.

8.2                               Authorization; No Contravention.  The execution, delivery and performance by it of this Agreement: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its Governing Documents (if such party is an entity); and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it.

8.3                               Binding Effect. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

8.4                               Governmental Authorization; Third Party Consent.  No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement.

8.5                               Title to Common Stock.  Each of the Existing Shareholders represent to each other party as follows: As of the date hereof, such Existing Shareholder is the beneficial owner of the shares of Common Stock (including convertible securities, warrants and options convertible into shares of Common Stock) set forth opposite such Existing Shareholder’s name on Exhibit A attached hereto, such shares of Common Stock are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Existing Shareholder’s voting rights, charges and other encumbrances, of any nature whatsoever, and such Existing Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to such Common Stock owned by such Existing Shareholder.

ARTICLE 9

MISCELLANEOUS

9.1                               Term; Termination.  This Agreement shall continue in effect until Purchaser ceases to hold at least five percent (5%) of the voting power represented by the Voting Securities (the “Term”).

9.2                               Fees.  Any and all Preferred Directors, Purchaser Designees and board observers (per Section 5.4 hereof) shall be entitled to receive such reimbursement of reasonable expenses in connection with their services as a director or participation in meetings of the Board of Directors which are reimbursed to directors (in their capacity as such) from time to time, and Preferred Directors and Purchaser Designees shall be indemnified by the Company to the fullest extent permitted by the Amended and Restated Certificate of Incorporation, as amended from time to time, of the Company and the Amended and Restated By-laws, as amended from time to time, of the Company and shall be offered the opportunity to enter into any indemnification agreement made available generally to each member of the Board of Directors in his or her capacity as a director.

9.3                               Compensation of Preferred Directors and Purchaser Designees.  Any Preferred Directors and Purchaser Designees shall be entitled to participate in compensation plans designed for other non-employee directors of the Company, including participation in equity plans approved by the Board of Directors.

9.4                               D&O Insurance.  The Company shall at all times maintain directors’ and officers’ liability insurance in respect of all Purchaser Directors with the same insurer, in the same amount, on the same terms and conditions and with the same deductibles as are applicable to all other directors on the Board of Directors (including any Purchaser Directors), which insurance shall at all times provide at least an aggregate of $10,000,000(1) (or such greater amount as the Board of Directors shall determine) of coverage for directors’ and officers’ liability.

9.5                               Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement indefinitely.

9.6                               Obligations of the Company and the Existing Shareholders.  The Existing Shareholders agree to use their reasonable efforts to cause the Company to perform its obligations hereunder.  Subject to the terms and conditions of this Agreement, the Company agrees to use its reasonable efforts to ensure that the rights granted to Purchaser hereunder are effective and that Purchaser enjoys the benefits thereof. Subject to the terms and conditions of this Agreement, the Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement.

9.7                               Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by facsimile (with receipt confirmed), nationally recognized overnight courier service or personal delivery to the address set forth opposite the party’s names on the signature page hereto or to such other address provided by such party in accordance herewith.  All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by nationally recognized overnight courier service; or when sent, if sent via facsimile during the recipient’s normal business hours with confirmation of sending.

9.8                               Assignment; Successors and Assigns; Independent Nature of Obligations and Rights.

(a)                                       Subject to Section 9.8(b), Purchaser and the Existing Shareholders hereby agree, and, and any transferee or assignee of any shares of Voting Securities now owned or hereafter acquired by Purchaser or the Existing Shareholders is hereby on notice, that any transfer or assignment of such securities in a private transaction is conditioned upon such transferee’s or assignee’s execution and delivery to the parties hereof of a joinder agreement in the form of Exhibit C prior to such transfer or assignment.  Any transfer or assignment of any such Voting Securities in violation of this Section 9.8 shall be void and be of no force or effect.

(b)                                       Section 9.8(a) shall not apply to (i) transferees pursuant to Rule 144 promulgated under the Securities Act, or (ii) sales effected pursuant to a registration statement or underwritten offering, so long as, after giving effect to sales under either clause (i) or clause (ii), the Existing Shareholders and Purchaser will continue to hold, in the aggregate, Beneficial Ownership of voting capital stock (excluding options, warrants and other securities convertible into voting capital stock), representing no less than a majority of the outstanding voting power of the Company.

(1)  NTD: To be confirmed.  We would like to see a broker’s analysis of coverage limit vis a vis peers.

(c)                                        This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties.  No Person other than the parties and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

(d)                                       Nothing contained in this Section 9.8 or elsewhere in this Agreement or any Transaction Document, shall be deemed to constitute Purchaser and the Existing Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Purchaser or the Existing Shareholders are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by Section 9.8, this Agreement or any Transaction Document. The Company hereby confirms that it understands and agrees that Purchaser and the Existing Shareholders are not acting as a “group” as that term is used in Section 13(d) of the Exchange Act.  Without limiting the generality of the foregoing, subject to the express obligations in this Agreement and the other Transaction Documents concerning voting, acquisition or disposition of shares, Purchaser and each Existing Shareholder shall be entitled to independently protect and enforce their respective rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Person to be joined as an additional party in any proceeding for such purpose.

9.9                               Amendment and Waiver.

(a)                                       No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)                                       Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which it is made or given.  No amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.

9.10                        Signatures; Counterparts.  Facsimile (and electronic) transmissions of any executed original document and/or retransmission of any executed facsimile (or electronic) transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

9.11                        Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.12                        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAW OR CHOICE OF LAW PRINCIPLES.

9.13                        Jurisdiction.  Any governmental, judicial or adversarial proceeding (public or private), litigation, suits, arbitration, disputes, demands, claims, actions, causes of action or investigations (collectively, “Proceedings”) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the U.S. District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, in the state courts of the State of Delaware), and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware.  Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to on the signature pages hereto together with written notice of such service to such party, shall be deemed effective service of process upon such party.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

9.14                        Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

9.15                        Enforcement of Agreement.  The parties hereto acknowledge and agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms by a party hereto, the aggrieved party or parties would be irreparably damaged and such breach could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which an aggrieved party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by seeking a decree of specific performance and seeking temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

9.16                        Entire Agreement.  This Agreement and the other Transaction Documents are intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement and the Transaction Documents supersede all prior agreements and understandings between the parties hereto with respect to such subject matter.

9.17                        Further Assurances.  Each party hereto shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

9.18                        Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Address

Lime Energy Co.	LIME ENERGY CO., a Delaware corporation
16810 Kenton Drive, Suite 240
Huntersville, NC	By:	/s/ Adam Procell
Facsimile:		Name: Adam Procell
E-mail:		Title: President & CEO
Attention:

Signature Page to Shareholder Rights
Agreement

Richard Kiphart	RICHARD KIPHART, an individual
c/o William Blair & Company LLC
222 W. Adams St
Chicago, IL 60606	/s/ Richard P. Kiphart
Facsimile: 773-442-0214
E-mail: rkiphart@williamblair.com
Attention:

Signature Page to Shareholder Rights
Agreement

The John Thomas Hurvis Revocable Trust	THE JOHN THOMAS HURVIS REVOCABLE TRUST, a

	By:	/s/ John Thomas Hurvis
Name: John Thomas Hurvis
Title Trustee
Facsimile:
E-mail:
Attention:

Signature Page to Shareholder Rights
Agreement

Bison Capital Partners IV, L.P. 780 Third Avenue, 30th Floor		BISON CAPITAL PARTNERS IV, L.P., a Delaware limited partnership
New York, NY 10017
Tel:	646-792-2081	By:	Bison Capital Partners IV GP, L.P.
Fax:	646-590-9021	Its:	General Partner
Email:	ahildebrand@bisoncapital.com

By: Bison Capital Partners GP, LLC
Its: General Partner

		By:	/s/ Andreas Hildebrand
			Name:	Andreas Hildebrand
			Title:	Member

Signature Page to Shareholder Rights
Agreement

Exhibit A

Capitalization

Common Stock Beneficially Owned by Richard Kiphart and Affiliates and Outstanding	4,090,689 shares

Common Stock Beneficially Owned by The John Thomas Hurvis Revocable Living Trust and Affiliates and Outstanding	1,956,920 shares

Other Common Stock Outstanding	3,404,591 shares

Outstanding Options to Purchase Common Stock	345,332 shares

Series C Convertible Preferred Stock Outstanding	10,000 shares outstanding (initially convertible into 4,166,667 shares of Common Stock but subject to limitations and adjustments set forth in the Certificate of Designation)

Exhibit B

Form of Support Agreement

See attached.

FORM OF

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT dated as of [•], 20[•] (this “Agreement”), is by and among Lime Energy Co., a Delaware corporation (the “Company”), [BUYER], a [STATE OF ORGANIZATION] corporation (“Parent”), and the undersigned stockholders(1) (“Stockholders”).

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and [MERGER SUB], a [STATE OF ORGANIZATION] and wholly owned subsidiary of Parent (“Merger Sub”), have entered, or will enter, into an [Agreement and Plan of Merger] (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, [a tender offer by Merger Sub and] the merger (the “Merger”)(2) of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder execute and deliver this Agreement;

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of Common Stock Beneficially Owned by Stockholder and set forth below Stockholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of Common Stock pursuant to Section 6 hereof, the “Shares”);

WHEREAS, the Company, [Bison Capital Equity Partners IV, L.P.], a Delaware limited partnership or its permitted assigns (“Purchaser”), and [certain of] Stockholders [and][or][Stockholder’s Affiliates] are parties to that certain Shareholder and Investor Rights Agreement, dated as of December [•], 2014 (the “Shareholder Rights Agreement”), pursuant to which Stockholders are obligated to enter into this Agreement for the benefit of Purchaser; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows.  Certain capitalized terms used herein are defined in ARTICLE V below.  Any capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

(1) It is contemplated that each “group” of stockholders subject to Section 7.6 of the Shareholder Agreement will sign a separate Support Agreement in this form.

(2) Definitions of Merger Agreement and Merger to be modified and/or expanded to reflect nature of transaction and transaction agreements.

ARTICLE I.

Agreement to Vote(3)

Section 1.01                             Agreement to Vote.  Each Stockholder agrees during the Term to vote its Shares, and to cause any holder of record of its Shares to vote or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company:

(a)                                 in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof;

(b)                                 against (1) any Acquisition Proposal(4) (except as otherwise provided in Section 4.02), (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’ Amended and Restated Certificate of Incorporation or By-laws).

Section 1.02                             Irrevocable Proxy.  Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 1.01. This proxy and power of attorney is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

(3) This Article may be removed if the transaction is a two-step transaction and there is no provision in the Merger Agreement terminating the tender offer and reverting to a shareholder meeting if less than a defined threshold of shares is tendered.

(4) To be defined in the same manner as in the no solicitation provision of the Merger Agreement; i.e., that which the Company will be prohibited from soliciting during the no shop period.

Section 1.03                             Limitation.  Notwithstanding the foregoing, if the Board of Directors of the Company has effected (and not withdrawn) a Permitted Change of Recommendation(5) in accordance with the Merger Agreement in response to a Superior Proposal(6), then the obligation to vote as set forth in Section 1.01 above shall only apply to a number of Shares equal to   %(7) of the total Company voting power outstanding on the record date for such meeting or consent, allocated amongst the Stockholders as they determine in their sole discretion, and the Stockholders may vote the remaining Shares in their sole discretion, as they determine.

ARTICLE II.

Agreement to Tender(8)

Section 2.01                             Obligation to Tender.  Subject to Section 2.02, each Stockholder shall duly tender, or cause to be tendered, in the Tender Offer(9), all of its Shares pursuant to and in accordance with the terms of the Tender Offer.  Promptly, but in any event no later than five (5) Business Days after the commencement of the Tender Offer, each Stockholder shall (i) deliver or cause to be delivered to the depositary designated in the Tender Offer (the “Depositary”) (A) a letter of transmittal with respect to such Shares complying with the terms of the Tender Offer, (B) a certificate or certificates representing such Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Tender Offer, and/or (ii) instruct its Broker to tender such Shares on a timely basis and in accordance herewith pursuant to and in accordance with the terms of the Tender Offer.  Each Stockholder agrees that once its Shares are so tendered, such Stockholder will not, subject to Section 2.02, withdraw, nor permit the withdrawal of, any tender of such

(5) To be defined in the same manner as in the no solicitation provision of the Merger Agreement for this concept.

(6) To be defined in the same manner as in the no solicitation provision of the Merger Agreement; i.e., the type of Acquisition Proposal for which the Board could effect a Permitted Change of Recommendation.

(7) This percentage to be completed based upon the opinion of Company counsel as to the maximum percentage of shares that can be subject to a support agreement consistent with Delaware law (taking into account the provisions of the Merger agreement concerning the right of the Board to terminate the Merger Agreement following a Permitted Change of Recommendation).  Reductions from total Shares owned to this percentage will be proportional for every holder subject to a support agreement in the transaction unless such holders agree differently amongst themselves.  Within each support agreement (i.e., for each “group” of related holders), the percent to be voted may be allocated amongst them as they see fit.

(8) To be used if Merger is a two-step including a first step tender offer.

(9) Defined term to be same as used in two-step merger agreement

Shares, unless and until (i) the Tender Offer shall have been terminated in accordance with the terms of the Merger Agreement, or (ii) the Term of this Agreement shall have ended.

Section 2.02          Limitation. Notwithstanding the foregoing, if the Board of Directors of the Company has effected (and not withdrawn) a Permitted Change of Recommendation(10) in accordance with the Merger Agreement in response to a Superior Proposal(11), then the obligation to tender as set forth in Section 2.01 above shall only apply to a number of Shares equal to    %(12) of the total Company voting power outstanding on the record date for such meeting or consent, allocated amongst the Stockholders as they determine in their sole discretion, and the Stockholders may tender or refrain from tendering the remaining Shares in their sole discretion, as they determine.

ARTICLE III.
Representations and Warranties

Section 3.01                             Representations and Warranties of the Stockholders.  Each Stockholder hereby represents and warrants to the Company as follows, as of the date of this Agreement and during the Term:

(a)                                 Due Organization.  If such Stockholder is an entity, it is duly organized and existing in good standing under the laws of the jurisdiction of its organization.

(b)                                 Authorization; No Contravention.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(10) To be defined in the same manner as in the no solicitation provision of the Merger Agreement for this concept.

(11) To be defined in the same manner as in the no solicitation provision of the Merger Agreement; i.e., the type of Acquisition Proposal for which the Board could do a Permitted Change of Recommendation.

(12) This percentage to be completed based upon the opinion of Company counsel as to the maximum percentage of shares that can be subject to a support agreement consistent with Delaware law (taking into account the provisions of the Merger agreement concerning the right of the Board to terminate the Merger Agreement following a Permitted Change of Recommendation). Reductions from total Shares owned to this percentage will be proportional for every holder subject to a support agreement in the transaction unless such holders agree differently amongst themselves. Within each support agreement (i.e., for each “group” of related holders), the percent to be voted may be allocated amongst them as they see fit.

(c)                                  Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement. The Shares are not, with respect to the voting or transfer of such shares, subject to any other agreement, arrangement or understanding including any voting agreement, stockholders agreement, irrevocable proxy or voting trust (other than agreements with Purchaser).

(d)                                 Title to Shares. Each Stockholder is the beneficial owner of the Shares (including convertible securities, warrants and options convertible into shares of Common Stock) set forth opposite such Stockholder’s name on Schedule I attached hereto, such Shares (or the securities convertible into such Shares) are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder’s voting rights, charges and other encumbrances, of any nature whatsoever.

(e)                                  No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE IV.
Other Provisions

Section 4.01                             Additional Securities. Stockholder agrees that, in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Original Shares Beneficially Owned by such Stockholder, or (b) that after the date of this Agreement such Stockholder purchases or otherwise acquires or obtains Beneficial Ownership or record ownership of or an interest in any Common Stock (any such shares referred to in the foregoing clauses “(a)” or “(b),” collectively, “Additional Securities”), that such Stockholder shall deliver promptly (but no later than the second (2nd) Business Day following such acquisition) to the Company written notice of its purchase, acquisition or ownership of Additional Securities which notice shall state the number of Additional Securities so purchased, acquired or owned. Each Stockholder agrees that any Additional Securities purchased, acquired or owned during the Term by such Stockholder shall be subject to the terms of this Agreement and shall constitute Shares of such Stockholder to the same extent as if those Additional Securities were owned by such Stockholder on the date of this Agreement.

Section 4.02                             Agreement for Superior Proposal. In the event that the Merger Agreement entered into in connection with the Merger is terminated in accordance with its terms and another agreement (an “Agreement for Superior Proposal”) is entered into with a third party (the “Third Party”) with respect to a Superior Proposal during the Term, then the Stockholder’s agreements pursuant to ARTICLE I [and ARTICLE II] of this Agreement shall terminate, and:

(a)                                 the provisions of this Agreement shall apply instead to such other Agreement for Superior Proposal in the same fashion as they apply to the Merger Agreement and the Merger (including the provisions of ARTICLE II with respect to a tender offer), unless the Company and

Purchaser shall have advised the Stockholders in writing that any provision of this Agreement shall not apply to such other Agreement for Superior Proposal; or

(b)                                 if the Company and Purchaser shall so request, each Stockholder agrees promptly, and in no event later than the second (2nd) Business Day following such notice and request, to enter into a support agreement with the Third Party, consistent with this Agreement but with such changes as may be reasonably required in the opinion of the Company’s Board of Directors to reflect the different terms of the Agreement for Superior Proposal (“Third Party Support Agreement”), pursuant to which the Stockholders will agree with the Third Party to vote their Shares and/or irrevocably tender their Shares in accordance with the terms of the Agreement for Superior Proposal, and upon each Stockholder’s entry into such Third Party Support Agreement, such Stockholder’s duties under this Agreement shall terminate.

Section 4.03                             Waiver of Appraisal and Dissenters’ Rights and Actions. Each Shareholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the transaction contemplated by the Merger Agreement that it may have and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Merger Sub or any Third Party or any of their respective officers, directors, general partners, managers, affiliates or successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of any person with respect to the Merger Agreement or Agreement for Superior Proposal.

Section 4.04                                    Restriction on Transfer. During the Term, except for any action required or permitted pursuant to this Agreement, each Stockholder (solely in its capacity as such and not, if applicable, in its capacity as a director of the Company) shall not, directly or indirectly, (a) offer, sell, transfer, tender, pledge, encumber, create a Lien, assign, hypothecate or otherwise dispose of, or enter into any contract, option, Constructive Sale or other agreement, arrangement or understanding with respect to the offer, sale, transfer, tender, pledge, encumbrance, assignment, hypothecation or other disposition of, any or all of the Shares, or grant any proxy, power of attorney or other authorization or consent in or with respect to any of its Shares that would be inconsistent with such Stockholder’s obligations under this Agreement (any such action, a “Transfer”); or (b) enter into any swap, hedge or other agreement, arrangement or understanding that transfers, in whole or in part, any of the economic consequences of voting rights or ownership of the Shares, or (c) commit or agree to take or publicly announce an intention to commit or agree to take any of the foregoing actions. Any purported Transfer not permitted under this Section 4.04 shall be null and void.

Section 4.05                                    No Agreement as Director or Officer. No Stockholder makes any agreement in this Agreement in its capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by a Stockholder in its capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

ARTICLE V.

Definitions

Section 5.01                                    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Securities” shall have the meaning ascribed to such term in Section 4.01.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Broker” shall mean a DTC participant holding shares of Common Stock in “street name”.

“Business Day” shall mean a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.

“Common Stock” shall mean the shares of common stock, par value $0.0001 per share of the Company.(13)

“Beneficially Owned” or “Beneficial Ownership” by a Person shall mean ownership of such securities in respect of which such Person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Constructive Sale” shall mean a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect as any of the foregoing.

“Depositary” shall have the meaning ascribed to such term in Section 2.01.

“Exchange Act” shall have the meaning ascribed to such term in the Recitals.

(13) If any other voting securities are outstanding and held by a Stockholder, definition to be modified and expanded to include all voting securities.

“Governmental Authority” shall mean any federal, state, provincial, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, the Financial Industry Regulatory Authority. Any stock exchange on which shares of the Company’s Capital Stock are traded shall be deemed a Governmental Authority.

“Lien” shall mean any lien, mortgage, charge, pledge, security interest, encumbrance, any conditional sale or other title retention agreement or the filing of or any agreement, arrangement or understanding to give any financing statement under the laws of any jurisdiction including with respect to any account with the Broker containing any Shares.

“Merger Agreement” shall have the meaning ascribed to such term in the Recitals.

“Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934, as amended).

“Proceedings” shall have the meaning ascribed to such term in Section 6.06.

“Purchaser” shall have the meaning ascribed to such term in the Recitals.

“Shareholder Rights Agreement” shall have the meaning ascribed to such term in the Recitals.

“Term” shall have the meaning ascribed to such term in Section 6.01.

“Third Party” shall have the meaning ascribed to such term in Section 4.02.

“Transfer” shall have the meaning ascribed to such term in Section 4.04.

ARTICLE VI.
Miscellaneous

Section 6.01          Term. The term of this Agreement (the “Term”) shall commence on the date hereof and expire upon the first to occur of: (a) consummation of the Merger, (b) as set forth in Section 4.02(b), or (c) termination of the Merger Agreement in accordance with its terms in a circumstance where Section 4.02 does not apply.

Section 6.02          Entire Agreement; Amendments. This Agreement is intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.

Section 6.03          Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by facsimile (with receipt confirmed), nationally recognized overnight courier service or personal delivery to the address set forth opposite the party’s names on the signature page hereto or to such other address provided by such party in accordance herewith. All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by nationally recognized overnight courier service; or when sent, if sent via facsimile during the recipient’s normal business hours with confirmation of sending.

Section 6.04          Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICT OF LAW OR CHOICE OF LAW PRINCIPLES.

Section 6.05          Expenses. All expenses incurred by the Company in connection with or related to the authorization, preparation or execution of this Agreement and the consummation of the transactions contemplated hereby, shall be borne solely and entirely by the Company, and all such expenses incurred by any Stockholder shall be borne solely and entirely by such Stockholder.

Section 6.06          Jurisdiction. Any governmental, judicial or adversarial proceeding (public or private), litigation, suits, arbitration, disputes, demands, claims, actions, causes of action or investigations (collectively, “Proceedings”) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the U.S. District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, in the state courts of the State of Delaware), and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to on the signature pages hereto together with written notice of such service to such party, shall be deemed effective service of process upon such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

Section 6.07          Successors and Assigns; Third Party Beneficiaries. Without limiting or modifying Section 4.04, this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties. Purchaser is an intended third party beneficiary of this Agreement. No Person other than the parties, Purchaser and their respective successors and permitted assigns is intended to be a beneficiary of this Agreement.

Section 6.08          Signatures; Counterparts. Facsimile (and electronic) transmissions of any executed original document and/or retransmission of any executed facsimile (or electronic) transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6.09          Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

Section 6.10          Time of the Essence. Time is of the essence in the performance of the obligations under this Agreement.

Section 6.11          Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Address

Lime Energy Co.	LIME ENERGY CO., a Delaware corporation
16810 Kenton Drive, Suite 240
Huntersville, NC	By:
Facsimile: [•]		Name:
E-mail: [•]		Title:
Attention: [•]

[Address]	[Stockholder]
Facsimile: [•]
E-mail: [•]
Attention: [•]	By:
Name:
Title:

[Address]	[Stockholder]
Facsimile: [•]
E-mail: [•]
Attention: [•]	By:
Name:
Title:

[Support Agreement]

SCHEDULE 1

Details of Ownership

12

Exhibit C

Joinder Agreement

The undersigned                                       , by executing this Joinder Agreement dated as of                                        , 200   , does hereby acknowledge the terms of, and agree to be bound as an “Existing Shareholder” under, that certain Shareholder and Investor Rights Agreement, dated as of December [•], 2014 by and among Lime Energy Co., Bison Capital Partners IV L.P., and the Existing Shareholders listed on the signature pages thereto (the term “Existing Shareholder” having the meaning ascribed to it therein).

[Name of New Shareholder]